Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 10, 2011, relating to the financial statements of CTE Petrochemicals Company as of December 31, 2010 and for the years ended December 31, 2010 and 2009, appearing in the Annual Report on Form 10-K of Celanese Corporation for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 25, 2012